Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 2, 2018, with respect to the audited consolidated financial statements of Immudyne, Inc. for the year ended December 31, 2017, and to the reference to our Firm under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

June 26, 2018